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                                                                    Exhibit 10.2

                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement"), including and incorporating the attached Exhibit A, is entered into between Braun Consulting, Inc., an Illinois business corporation having offices at 30 West Monroe Street, Suite 300, Chicago, Illinois 60603 ("Employer" or "Company"), and Michael J. Evanisko, an individual currently residing at Four Fairview Terrace, Winchester, Massachusetts 01890 ("Employee"), to be effective on May 5, 1999 (the "Effective Date").

     Whereas, Employer is desirous of employing Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee is desirous of entering the employ of Employer pursuant to such terms and conditions and for such consideration;

     Therefore, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES:

     1.1 Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning on the Effective Date and continuing until the date set forth on Exhibit A (the "Term"), subject to the terms and conditions of this Agreement.

     1.2 Employee initially shall be employed in the position set forth on Exhibit A.

     1.3 Employee shall, during the period of Employee's employment by Employer, devote substantially his full business time, energy, and best efforts to the business and affairs of Employer, subject to reasonable vacation and sick leave and reasonable charitable and civic activities for Employee. Subject to the foregoing, Employee may not knowingly engage, directly or indirectly, in any other business, investment, or activity that materially interferes with Employee's performance of Employee's duties hereunder, is materially contrary to the interests of Employer, or requires any significant portion of Employee's business time.

     1.4 In connection with Employee's employment by Employer, Employer will provide Employee access to confidential information pertaining to the business and services of Employer as is appropriate for Employee's employment responsibilities. Employer also shall provide to Employee the opportunity to develop business relationships pertaining to the business and services of Employer that are appropriate for Employee's employment responsibilities.

     1.5 Employee acknowledges and agrees that, at all times during the employment relationship, Employee owes fiduciary duties to Employer, including but not limited to the fiduciary duties of the highest loyalty, fidelity and allegiance to act at all times in the best interests of the Employer. A violation of this provision may be enjoined by the courts. The rights afforded under this provision are in addition to any and all rights and remedies otherwise afforded by law.

     1.6 It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer or any of its affiliates, involves a possible conflict of interest. In keeping with Employee's fiduciary duties to Employer, Employee agrees that during the employment relationship Employee shall not knowingly become involved in a conflict of interest with Employer or its affiliates, or upon discovery thereof, knowingly allow such a conflict to continue beyond such period of time as is reasonably required under the circumstances. Moreover, Employee agrees that
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Employee shall disclose to Employer's Chairman of the Board any known facts that might involve such a conflict of interest that has not been approved by Employer's Chairman of the Board. A violation of this provision may be enjoined by the courts. The rights afforded under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE 2: COMPENSATION AND BENEFITS

     2.1 Employee's monthly base salary during the Term shall be not less than the amount set forth under the heading "Monthly Base Salary" on Exhibit A, which shall be paid in installments in accordance with Employer's standard payroll practice. Any calculation to be made under this Agreement with respect to Employee's Monthly Base Salary shall be made using the then current Monthly Base Salary in effect at the time of the event for which such calculation is made. In addition, Employee shall be entitled to participate in the Bonus Plan and the Long Term Incentive Compensation Plan listed on Exhibit A. It is possible that the measures and/or formulae of the Bonus Plan may change over time.

     2.2 While employed by Employer (both during the Term and thereafter), Employee shall be allowed to participate, on the same basis generally as other employees of Employer of similar authority and responsibility, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by Employer to all or substantially all of Employer's employees. In addition, Employee shall be entitled to participate in the specific benefit plans listed on Exhibit A. Employee shall not be entitled to participate in any benefit plans and programs not expressly referenced herein (other than the plans and programs generally made available to other employees of similar authority and responsibility), or certain benefit plans or programs where Employee must be excluded due to insider status, equity ownership, or control issues. Notwithstanding anything to the contrary herein, upon termination of Employee's employment with Employer for any reason, Employee (or his heirs, administrators or legatees) shall be entitled to receive benefits accrued or payable with respect to Employee's service prior to such termination of employment according to the provisions of such benefit plans and programs.

     2.3 Employer shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such employee benefit plan or program, so long as such actions are similarly applicable to covered employees generally. Moreover, except as specifically provided herein to the contrary, none of the benefits or arrangements described in this Article 2 shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Employer.

     2.4 Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

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ARTICLE 3: TERMINATION PRIOR TO EXPIRATION OF TERM AND EFFECTS OF SUCH
TERMINATION:

     3.1 Notwithstanding any other provisions of this Agreement, Employer shall have the right to terminate Employee's employment under this Agreement at any time prior to the expiration of the Term for any of the following reasons:

          a. for "cause" upon the good faith determination by the Employer's board of directors that "cause" exists for the termination of the employment relationship. As used in this Section 3.1.a, the term "cause" shall mean only
(i) Employee's material gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement, which remains uncorrected for a period of thirty (30) days following written notice to Employee by Employer, (ii) Employee's final conviction of a felony, (iii) Employee's involvement in a conflict of interest as referenced in Sections 1.5-1.6 which remains uncorrected for a period of thirty (30) days following written notice to Employee by Employer, (iv) Employee's knowing violation of the policies of Employer in such a manner as to expose Employer to administrative, civil or criminal liability, which violation remains uncorrected for a period of thirty (30) days following written notice to Employee by Employer, (v) Employee's knowing and material violation of Employer's Standards of Conduct (as currently published, Policies 410 through 490 from Braun Consulting Policies, and as amended and published from time to time), which violation remains uncorrected for a period of thirty (30) days following written notice to Employee by Employer, and (vi) Employee's material breach of the any material provisions of this Agreement, which breach remains uncorrected for a period of thirty (30) days following written notice to Employee by Employer, It is expressly acknowledged and agreed that the decision as to whether "cause" exists for termination of the employment relationship by Employer shall be determined by the sole good-faith discretion of the board of directors of Employer;

          b. for any other reason whatsoever, including termination without cause, in the sole discretion of Employer, on sixty (60) days prior written notice (Notice of Termination) to Employee;

          c.   upon Employee's death; or

          d. upon Employee's Permanent Disability. For purposes of this Agreement, the term "Permanent Disability" shall mean that the Employee for a period of not less than ninety (90) consecutive days (a) is unable to perform the important duties of his own occupation on a full-time or part-time basis because of injury or sickness; (b) does not work at all; and (c) is under a Doctor's Care. For purposes of this definition, "Doctor's Care" means the regular and personal care of a doctor or physician (licensed to practice the healing arts and practicing within the scope of his or her license) that, under prevailing medical standards, is appropriate for the condition causing the disability.

The termination of Employee's employment by Employer prior to the expiration of the Term shall constitute a "Termination for Cause" if made pursuant to section 3.1.a; the effect of such termination is specified in Section 3.5. The termination of Employee's employment by Employer prior to the expiration of the Term shall constitute an "Involuntary Termination" if made pursuant to Section 3.1.b; the effect of such termination is specified in Section 3.6. The effect of the employment relationship being terminated pursuant to Section 3.1.c as a result of Employee's death is specified

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in Section 3.7. The effect of the employment relationship being terminated pursuant to Section 3.1.d as a result of the Employee becoming permanently disabled is specified in Section 3.8.

     3.2 Employee shall have the right to terminate the employment relationship under this Agreement at any time prior to the expiration of the Term of employment for the following reasons:

          a. Employee may terminate the employment relationship for "Good Reason" if during the Term, (i) Employer violates this Agreement in any material respect, which violation continues for a period of thirty (30) days following written notice to Employer by Employee of such violation; (ii) Employer changes the location of employment from that set forth on Exhibit A (without Employee's express written consent), and such change remains in effect for a period of thirty (30) days following the delivery of written notice thereof by Employee to Employer (it being understood that a refusal by Employee to change the location of his employment during such thirty (30) day period shall not be constitute a breach of the Agreement by Employee); (iii) the nature or scope of the duties assigned to Employee are materially diminished (without Employee's express written consent) without "cause" (as defined in Section 3.1.a), so as to no longer be consistent with the duties and authorities of the Employee's position described in Exhibit A, and such material violation or material diminution have continued for a period of thirty (30) days following the delivery of written notice thereof by Employee to Employer, or (iv) there is a material change in the Reporting Relationship as identified on Exhibit A (without the written consent of Employee, which consent will not be unreasonably withheld), and such material change remains in effect for a period of thirty (30) days following the delivery of written notice thereof by Employee to Employer. A wriitten notice by the Employee under this Section 3.2.a shall deemed to be a "Notice of Termination."

          b. Employee may terminate the employment relationship for any other reason, in the sole discretion of Employee, on sixty (60) days prior written notice to Employer.

The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute a "Resignation for Good Reason" if made pursuant to
Section 3.2.a; the effect of such termination is specified in Section 3.3. The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute a "Voluntary Termination" if made pursuant to Section 3.2.b; the effect of such termination is specified in Section 3.4.

     3.3 Upon a "Resignation for Good Reason" by Employee prior to the expiration of the Term, Employee shall be entitled, in consideration of Employee's continuing obligations hereunder after such termination, to receive
(a) his salary through the end of the month in which the Date of Termination occurs, (b) the pro rata portion of the Bonus through the Date of Termination, and (c) the Payments upon Resignation for Good Reason set forth on Exhibit A. Employee's rights under this Section 3.3 are Employee's sole and exclusive rights against Employer or its affiliates, and Employer's sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Resignation for Good Reason by Employee. Employee covenants not to sue or lodge any claim, demand, or cause of action against Employer for any sums for Resignation for Good Reason other than those sums referred to in this Section 3.3, including reasonable costs of collecting such sums (including reasonable fees and disbursements of counsel). If Employee breaches this covenant, Employer shall be entitled to recover from Employee all sums reasonably

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expended by Employer (including reasonable fees and disbursements of counsel) in connection with such suit, claim, demand, or cause of action.

     3.4 Upon a "Voluntary Termination" of the employment relationship by Employee prior to expiration of the Term, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible, with the exception of any and all statutory rights and benefits, shall cease and terminate as of the Date of Termination. Employee shall be entitled to pro rata salary, payment for all accrued but unused vacation (subject to any carryover limitation), and the pro rata portion of any bonus earned through the date of such termination, but Employee shall not be entitled to any bonuses or incentive compensation not yet earned at the Date of Termination.

     3.5 If Employee's employment hereunder shall be terminated by Employer as Termination for Cause prior to expiration of the Term, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible, with the exception of any and all statutory rights and benefits, shall cease and terminate as of the Date of Termination. Employee shall be entitled to receive pro rata salary, payment for all accrued but unused vacation (subject to any carryover limitation), and the pro rata portion of the Bonus earned through the Date of Termintion, but Employee shall not be entitled to any bonuses or incentive compensation not yet earned at the Date of Termination.

     3.6 Upon an Involuntary Termination of the employment relationship by Employer prior to expiration of the Term, Employee shall be entitled, in consideration of Employee's continuing obligations hereunder after such termination, to receive (a) his salary through the end of the month in which the Date of Termination occurs, (b) the pro rata portion of the Bonus through the Date of Termination, and (c) the Payments upon Involuntary Termination set forth on Exhibit A. Employee's rights under this Section 3.6 are Employee's sole and exclusive rights against Employer or its affiliates, and Employer's sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship. Employee covenants not to sue or lodge any claim, demand or cause of action against Employer for any sums for Involuntary Termination other than those sums referred to in this Section 3.6, including reasonable costs of collecting such sums (including reasonable fees and disbursements of counsel). If Employee breaches this covenant, Employer shall be entitled to recover from Employee all sums reasonably expended by Employer (including reasonable fees and disbursements of counsel) in connection with such suit, claim, demand, or cause of action.

     3.7 Upon termination of the employment relationship as a result of Employee's death, Employee's heirs, administrators, or legatees shall be entitled to Employee's pro rata salary and the pro rata portion of the Bonus through the Date of Termination, and Employee's heirs, administrators, or legatees shall be entitled to receive an amount equal to one-sixth (1/6) of (and to be paid on the terms identical to) the Payment upon Involuntary Termination set forth in Exhibit A.

     3.8 Upon termination of the employment relationship as a result of Employee's Permanent Disability, Employee shall be entitled to receive his pro rata salary through the Date of Termination, and Employee shall be entitled to a pro rata portion of the Bonus through the Date of Termination. In addition (but without duplication), Employee shall be entitled to receive an amount equal to one-half (1/2) of (and to be paid on the terms identical to) the Payment upon Involuntary Termination set forth in Exhibit A.

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     3.9  In all cases, the compensation and benefits payable to Employee under this Agreement upon termination of the employment relationship shall be offset against any amounts to which Employee may otherwise be entitled under any and all severance plans, and policies of Employer or its affiliates.

     3.10 Termination of the employment relationship does not terminate those obligations imposed by this Agreement, which are continuing obligations, including, without limitation, Employee's obligations under Articles 5 and 6.

ARTICLE 4: CONTINUATION OF EMPLOYMENT BEYOND TERM; TERMINATION AND EFFECTS OF
TERMINATION:

     4.1 Unless earlier terminated as otherwise provided herein, the Term specified on Exhibit A shall automatically extend for an additional year unless terminated upon written notice by either party not less than sixty (60) days prior to the end of the Term, and shall continuously renew thereafter on an annual basis unless terminated by either party within sixty (60) days prior to the end of such year.

ARTICLE 5: OWNERSHIP AND PROTECTION OF INFORMATION; COPYRIGHTS:

     5.1 In the course of performing his duties, Employee may have access to and/or receive legally protected confidential and proprietary information about the Employer, the Employer's employees, and the Employer's clients. Employer and Employee agree that such legally protected confidential and proprietary information is deemed to be Confidential Information ("Confidential Information"). Confidential Information includes, without limitation, information about the Employer, the Employer's affiliates, and the Employer's clients, such as earnings, acquisitions or other businesses, and changes in management which, if known to the public, might affect the decision of a reasonable investor to buy, sell, or hold securities issued by the Employer or the Employer's client. Under appropriate circumstances, Confidential Information also includes, without limitation, information disclosed by the Employer's clients which is not in the public domain; and information relative to the Employer's and affiliate's business plans, client lists, financial and billing information, marketing strategies, personnel information, proprietary methodologies, proprietary software, research, development and/or design projects as well as data relating to them, systems for project management and application development, proposal formats, and working papers. Employee understands and acknowledges that the terms and conditions of this Agreement constitute Confidential Information.

     5.2 Employee will not knowingly, directly or indirectly, disclose any Confidential Information of the Employer, its subsidiaries, employees, affiliates, or clients to any person, firm, corporation, or other entity, during and at all times after the expiration of the term of this Agreement, and Employee will not knowingly, directly or indirectly, use any Confidential Information of the Employer, its subsidiaries, employees, affiliates, or clients for any purpose other than the legitimate fulfillment of his duties as an employee of Employer, during and at all times after the expiration of the term of this Agreement; provided, however, that nothing in this Agreement shall prohibit Employee from communicating, disclosing or using information as required or permitted under law.


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     5.3  Employee will use due care and take all reasonable precautions to prevent disclosure, use or transfer of any Confidential Information in violation of this Agreement, and will deliver to the Employer all Confidential Information and any other client or Employer-owned material in his possession whenever the Employer shall so request, or in the event of the termination of Employee's employment. Upon termination of Employee's employment by Employer, for any reason, Employee promptly shall deliver the same and all copies thereof, to Employer.

     5.4 In the event Employee must disclose Confidential Information to third parties during the normal course of business, such disclosure shall be permitted, provided that Employee, where appropriate, makes those persons aware of the confidential nature of the information which is being divulged.

     5.5 Employee will not remove from Employer's or any client's premises any documents, files, records, computer programs, software, correspondence, notes or other papers (including copies, electronic and otherwise) belonging to the Employer, its clients, or its employees, except as his employment with the Employer shall require. In such cases, Employee will promptly return such items and any copies within his/her possession or control to the Employer upon request or upon termination of the Employee's employment.

     5.6 Notwithstanding the preceding provisions of Paragraph 5.1, the obligations of Employee regarding Confidential Information shall not apply to:

          a. information which, at the time of disclosure, use or transfer, was published, known publicly, or otherwise in the public domain;

          b. information which, after disclosure, use or transfer, is published, becomes known publicly, or otherwise becomes part of the public domain through no fault of the Employee;

          c. information which, prior to the time of disclosure, use or transfer, is known to Employee as evidenced by his competent evidence;

          d. information which is subsequently independently developed by Employee without recourse to Confidential Information and without Employee having violated any of his obligations under the Agreement; and

          e. information, which, after disclosure, use or transfer, is made available to Employee in good faith by a third party under no obligation of confidentiality.

     5.7 If, during Employee's employment by Employer, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject mater of copyright (such as videotapes, written presentations, computer programs, drawings, maps, architectural renditions, models, manuals, brochures, or the like) and which relates principally to Employer's business, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on Employer's premises or otherwise), Employer shall be deemed the author of such work if the work is prepared by Employee in the scope of his employment; or if the work is prepared by Employee within the scope of his employment but is specially ordered by Employer as a contribution to a collective work, as a part of a motion picture or other audio-visual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Employer shall be the author of the work. Both during the period of Employee's employment

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by Employer and thereafter, Employee reasonably shall assist (without any cost to Employee) Employer and its nominee, at any time, in the protection of Employer's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Employer or its nominee and the execution of all lawful oaths and applications for applications for patents and registration of copyright in the United States and foreign countries.

     5.8 Employee acknowledges that money damages would not be sufficient remedy for any material breach of this Article 5 by Employee, and Employer shall be entitled to enforce the provisions of this Article 5 by terminating the employment relationship, terminating any payments then owing to Employee under this Agreement, and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5, but shall be in addition to all remedies available at law or in equity to Employer, including, without limitation, the recovery of damages from Employee and his agents involved in such breach.

ARTICLE 6: POST-EMPLOYMENT OBLIGATIONS:

     6.1 As part of the consideration for the compensation and benefits to be paid to Employee thereunder, in keeping with Employee's duties as a fiduciary, and in order to protect Employer's interest in the trade secrets of Employer, and as an additional incentive for Employer to enter into this Agreement, Employer and Employee agree to the provisions of this Article. Employee agrees that Employee will not, directly or indirectly, for Employee or others, induce any employee of Employer or any of its affiliates to terminate his or her employment with Employer or its affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Employer.

     6.2 Employer and Employee agree that the Employee will not provide services in any manner for current or prospective clients of Employer. A current client is defined as an entity for which the Employer has provided services or products to within the two (2) year period prior to the date of termination of Employee's employment. A prospective client is defined as an entity to which the Employer has extended written proposals for services within twelve (12) months prior to Employee's termination of employment.

     6.3  The obligations in Sections 6.1 and 6.2 shall be applicable as follow:

          a. if termination of the employment relationship between Employer and Employee occurs prior to one (1) year after the Effective Date of this Agreement, the obligations in Sections 6.1 and 6.2 shall be applicable during the term of employment and for a period of three (3) years after the Date of Termination;

          b. if termination of the employment relationship between Employer and Employee occurs more than one (1) year, but prior to two (2) years after the Effective Date of this Agreement, the obligations in Sections 6.1 and 6.2 shall be applicable during the term of employment and for a period of two (2) years after the Date of Termination; and

          c. if termination of the employment relationship between Employer and Employee occurs more than two (2) years after the Effective Date of this Agreement, the obligations

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in Sections 6.1 and 6.2 shall be applicable during the term of employment and for a period of one (1) year after the Date of Termination; and

     6.4 Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Employee, and Employer shall be entitled to enforce the provisions of this Article 6 by terminating the employment relationship, terminating any payments then owing to Employee under this Agreement, and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to Employer, including, without limitation, the recovery of damages from Employee and his agents involved in such breach.

ARTICLE 7:  MISCELLANEOUS:

     7.1 For purposes of this Agreement the terms "affiliates" or "affiliated" means an entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or its under common control with Employer.

     7.2 For purposes of this Agreement, the term "Date of Termination" means the date upon which Employee ceases to be employed by Employer. Any Notice of Termination under Sections 3.1 and 3.2 shall specify the Date of Termination; provided, however, that the Date of Termination may not occur prior to the expiration of any notice period provided for herein.

     7.3 For purposes of this Agreement, the term "Change of Control" means (i) the Company merges or consolidates with any other entity and is not the surviving entity (or survives only as the subsidiary of another entity), unless, following such merger or consolidation, more than 60% of the then outstanding shares of common stock of the corporation resulting from such merger or consolidation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Voting Stock immediately prior to such merger or consolidation in substantially the same proportions as their ownership immediately prior to such merger or consolidation of the Voting Stock, (ii) the Company sells all or substantially all of its assets to any other person or entity, (iii) the Company is dissolved, (iv) if any third person or entity (for this purpose the spouse or any member of the extended family of Steven J. Braun shall not be considered a third person) together with its affiliates or others knowingly and intentionally acting in concert, shall become, directly or indirectly, the beneficial owner of at least 51% of the Voting Stock of the Company, or (v) if, during such time as the Company has a class of Voting Stock registered under the Securities Exchange Act of 1934, the individuals who constituted the members of the Company's Board of Directors ("Incumbent Board") upon the effective date of such registration cease for any reason to constitute at least a majority thereof, provided that any person becoming a director whose election or nomination for election by Company shareholders was approved by a vote of at least eighty percent (80%) of the directors comprising the Incumbent Board (either by the specific vote or approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such a nomination) shall be, for purposes of this clause (v), considered as though such person were a member of the Incumbent Board. "Voting Stock" means all the outstanding shares of capital stock of Company entitled to vote generally in elections for directors, considered as one class; provided, however, that if Company has shares of Voting Stock entitled to more or less than one vote for any such share, each reference to


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a proportion of shares of Voting Stock shall be deemed to refer to such proportion of the votes entitled to be cast by such shares.

     7.4 Employee shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Employer, any of its subsidiaries or affiliates, or any of such entities' officers, employees, shareholders, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about Employer, any of its subsidiaries or affiliates, or any of such entities' business affairs, officers, employees, shareholders, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of Employer, any of its subsidiaries or affiliates, or such entities' officers, employees, shareholders, agents, or representatives; or that place Employer or any of its subsidiaries or affiliates, or any of such entities' or its officers, employees, shareholders, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of Employer, any of its subsidiaries or affiliates, or any of such entities' or its officers, employees, shareholders, agents, or representatives. The courts may enjoin a violation or threatened violation of this prohibition. The rights afforded the Employer entities and affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

     7.5 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employer, to:      Braun Consulting, Inc.
                         Attn.: Mr. Steven J. Braun
                         30 West Monroe, Suite 300
                         Chicago, Illinois 60603
                         Fax (312) 984-7033

With a copy to:          Locke, Liddell & Sapp, LLP
                         Attn.: Mr. Marcus A. Watts
                         3400 Chase Tower
                         600 Travis Street
                         Houston, Texas  77002
                         Fax (713) 223-3717

If to Employee, to the address shown on the first page hereof, with a copy to:

                         Foley, Hoag & Eliot, LLP
                         Attn.: Mr. David Feinberg
                         One Post Office Square
                         Boston, Massachusetts  02109
                         Fax (617) 832-7000

Either Employer or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

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

     7.6 This Agreement shall be governed in all respects by the laws of the State of Illinois, excluding any conflict-of-law rule or principle that might refer to the construction of the Agreement to the laws of another State or country.

     7.7 No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior to subsequent time.

     7.8 If a dispute arises out of or related to this Agreement, other than a dispute regarding Employee's obligations under Section 1.5, Section 1.6, Article 5, Article 6, or Section 7.4, and if the dispute cannot be settled through direct discussions, then Employer and Employee agree to first endeavor to settle the dispute in an amicable manner by mediation, before having recourse to any other proceeding or forum.

     7.9 Employer's principal place of business is in Chicago, Cook County, Illinois. Any litigation that may be brought by either Employer or Employee involving the enforcement of this Agreement or the rights, duties, or obligations of this Agreement, shall be brought exclusively in the State or federal courts sitting in Chicago, Cook County, Illinois.

     7.10 It is a desire and intent of the parties that the terms, provisions, covenants and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenants, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

     7.11 This Agreement shall be binding upon and inure to the benefit of Employer and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under Agreement hereof are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer. Employer shall not assign this Agreement without the prior written consent of Employee.

     7.12 This Agreement replaces and merges previous agreements and discussions pertaining to the following subject matters covered herein: the nature of Employee's employment relationship with Employer and the term and termination of such relationship. This Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such subject matters; provided that Employee shall also comply with all policies and procedures of Employer as established from time to time. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the board of directors of Employer.

     Employer and Employee have duly executed this Agreement in multiple originals to be effective on the date first signed above.

     BRAUN CONSULTING, INC.



     By: /s/ GREGORY A. OSTENDORF        /s/ MICHAEL J. EVANISKO
         ________________________        ____________________________
         GREGORY A. OSTENDORF            MICHAEL J. EVANISKO
         Secretary
     Date: May 4, 1999                   Date: May 4, 1999

                                  EXHIBIT A TO
                          EMPLOYMENT AGREEMENT BETWEEN
                 BRAUN CONSULTING, INC. AND MICHAEL J. EVANISKO

Employee Name:               Michael J. Evanisko

Term:                        From Effective Date through April 30, 2002

Position:                    Executive Vice President

                             Employee shall be nominated for a seat on Employer's board of directors.

Location:                    Boston, Massachusetts and metropolitan area thereof

Reporting Relationship:      President/Chief Executive Officer

Monthly Base Salary:         $25,000.00 per month (less normal payroll
                             deductions), payable on the last day of the calendar month. Monthly Base Salary shall increase by the greater of five percent (5%) or the CPI increase during the previous calendar year, annually, such increases being effective beginning
                             January 2000.

Bonus Plan:                  Senior Director Bonus Program - targeted to 20% of
                             base salary, and based on (i) Employer revenue
                             (40%), (ii) practice unit profit (50%), and (iii) discretionary - MBO achievement (10%), to be calculated and paid quarterly, one month trailing, with exception of discretionary portion, which is distributed annually.

                             Discretionary Bonus Program - at the discretion of the President, based on performance.

Long Term Incentive
Compensation Plan:           A. Eligibility to participate in the 1998 Employee
                             Long Term Stock Investment Plan; and

                             B. An Incentive Stock Option Grant under the 1998 Employee Long Term Stock Investment Plan for 66,333 common shares, under the following terms, all as particularly described (or to be described) in the grant agreement and plan:

                               (i) exercisable (vesting) 25% on the date being sixty (60) days after the Effective Date, an additional 25% on the date being one (1) full year after the Effective Date of the Employment Agreement, an additional 25% on the date being two (2) full years after the Effective Date of the Employment Agreement, and the remainder on the date being three
                                    (3) full years after the Effective Date of the Employment Agreement, unless earlier terminated as provided herein;

                               (ii) having an exercise price equal to the fair market value of Employer's common stock on the date of the grant;

                               (iii) in the event of a termination of the
                                     employment relationship under Section 3.1.b or Section 3.2.a, seventy-five percent (75%) of the unvested portion of the option on the date of the issuance of the Notice of Termination shall immediately vest upon issuance of the Notice of Termination, and any remaining unexercised portion of the option shall terminate on the Date of Termination; and

                               (iv)  in the event of a termination of the
                                     employment relationship other than under
                                     Section 3.1.b or Section 3.2.a of the
                                     Employment Agreement, the unexercised
                                     portion of the option immediately
                                     terminates on Date of Termination.

                               (v)   The foregoing is a summary of the
                                     anticipated terms of the 1998 Employee Long
                                     Stock Investment Plan and grant agreement with Employee. Except with respect to terms expressly provided herein, the terms and conditions of said Plan and grant of option agreement shall be controlling.

Payments upon
Involuntary Termination:     In the event of an Involuntary Termination of
                             Employee's employment pursuant to Section 3.1.b of the Agreement, Employee shall be entitled under
                             Section 3.6 of the Agreement to the following guaranteed payments:

                             An amount equal to the Employee's Monthly Base Salary on the date of the issuance of the Notice of Termination, per month, commencing on the last day of the month following the month in which the Date of Termination occurs, as follows:

                               (i) if the Date of Termination occurs prior to one (1) year after the Effective Date of the Agreement, the number of monthly payments shall be twenty-four (24);

                               (ii) if the Date of Termination occurs more than one (1) year, but less than two (2) years after the Effective Date of the Agreement, the number of monthly payments shall be equal to the number of whole months remaining from the Date of Termination to the end of the Term of the Agreement;

                               (iii) if the Date of Termination occurs more than
                                     two (2) years after the Effective Date of the Agreement, the number of monthly payments shall be twelve (12); and

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

                               (iv) in the event of an Involuntary Termination of Employee's employment pursuant to
                                     Section 3.1.b of the Agreement occurs after a Change of Control (as defined in Section
                                     7.2 of the Agreement), the aggregate amount of the applicable monthly payments to be paid shall instead be paid in six (6) equal, consecutive monthly installments, each being equal to one-sixth of such aggregate amount, commencing on the last day of the month following the month in which the Date of Termination occurs. It is agreed that in the event of a default in payment under this Subparagraph (iv) for any reason whatsoever, all then remaining payments shall become immediately due and payable after five (5) days written notice, if such default is not cured within the five (5) day notice period.

Payments upon Resignation
for Good Reason:             In the event of a Resignation for Good Reason
                             pursuant to Section 3.2.a, Employee shall be entitled under Section 3.3 of the Agreement to the following guaranteed payments:

                             An amount equal to the Employee's Monthly Base Salary on the date of the issuance of the Notice of Termination, per month, commencing on the last day of the month following the month in which the Date of Termination occurs, as follows:

                               (i) if the Date of Termination occurs prior to one (1) year after the Effective Date of the Agreement, the number of monthly payments shall be twenty-four (24);

                               (ii) if the Date of Termination occurs more than one (1) year, but less than two (2) years after the Effective Date of the Agreement, the number of monthly payments shall be equal to the number of whole months remaining from the Date of Termination to the end of the Term of the Agreement;

                               (iii) if the Date of Termination occurs more than
                                     two (2) years after the Effective Date of the Agreement, the number of monthly payments shall be twelve (12); and

                               (iv)  in the event of a Resignation for Good
                                     Reason pursuant to Section 3.2.a of the
                                     Agreement occurs after a Change of Control
                                     (as defined in Section 7.2 of the
                                     Agreement), the aggregate amount of the
                                     applicable monthly payments to be paid
                                     shall instead be paid in six (6) equal,
                                     consecutive monthly installments, each
                                     being equal to one-sixth of such
                                     aggregate amount, commencing on the last day of the month following the month in which the Date of Termination occurs. It is agreed that in the event of a default in payment under this Subparagraph (iv) for any reason whatsoever, all then remaining payments shall become immediately due and payable after five (5) days written notice, if such default is not cured within the five (5) day notice period.

Benefits:                    Employer's health plan (medical, dental, vision and
                             prescriptions).

                             Long term disability insurance program.

                             Psychiatric and substance abuse care plan.

                             Life and accidental death and dismemberment insurance plan.

                             Eligibility to participate in the
                             Employer sponsored 401(k) savings plan, per terms of plan.

                             Employee shall be entitled to four (4) weeks of vacation, accrued on an annual basis at the rate of 1/12 of the entitlement per completed month of service, in accordance with Employer's policy. Said policy provides that the maximum accrual is 1.5 times the employee's current annual entitlement.

                             Employer shall pay on behalf of Employee (or reimburse to Employee) reasonable downtown luncheon/athletic club dues during the Term, subject to approval, which approval shall not be unreasonably withheld.

                             Employer shall pay on behalf of Employee reasonable costs associated with continuing professional education during the Term, subject to approval, which approval shall not be unreasonably withheld.

                             Employer shall pay on behalf of Employee the reasonable monthly contract fee for downtown parking near the Employer's location, subject to approval, which approval shall not be unreasonably withheld.

                             Employer shall pay to or on behalf of Employee the premiums of up to $1,000.00 for a term life insurance policy, as such premiums become due and payable, from the Effective Date until the earlier of Employee attaining the age of 65 years or the termination of Employee's employment with Employer. (In the event Employee elects to use a whole life or other type of insurance policy, Employer shall be obligated to pay only the premium equal to the term life portion of such insurance.)

                             Employer shall pay on behalf of Employee (or reimburse to Employee) the value of airline upgrade certificates for Employee's use as a frequent flyer on airlines of Employee's choosing.

     Employer and Employee have duly executed this Exhibit A in multiple originals to be effective on the date indicated in the Employment Agreement.

     BRAUN CONSULTING, INC.


     By: /s/ Gregory A. Ostendorf        /s/ Michael J. Evanisko
         ------------------------        ------------------------
         GREGORY A. OSTENDORF            MICHAEL J. EVANISKO
         Secretary

     Date: May 4, 1999                   Date: May 4, 1999